CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement on Form S-11 (File No. 333-235707) of Generation Income Properties, Inc. of our report dated March 28, 2023 with respect to the audited consolidated financial statements of Generation Income Properties, Inc. for the years ended December 31, 2022 and 2021 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which appears in Prospectus Supplement No. 3 to the Prospectus, dated December 6, 2022, included the Registration Statement on Form S-11, as amended.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

March 29, 2023